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GENOVESE DRUG STORES, INC.

EXHIBIT 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                    Twelve Weeks Ended       Twenty-Eight Weeks Ended
                                                 ----------------------------------------------------
                                                 August 15,    August 16,    August 15,    August 16,
                                                    1997          1996          1997          1996
                                                 ----------    ----------    ----------    ----------
Primary:

Weighted average shares outstanding (A)             12,398        12,216        12,365        12,215

Equivalent shares-dilutive stock options (B)          --            --            --            --
                                                   -------       -------       -------       -------

                                                    12,398        12,216        12,365        12,215
                                                   =======       =======       =======       =======

Net income                                         $ 1,283       $ 1,816       $ 3,112       $ 3,112
                                                   =======       =======       =======       =======

Net income per common share (A)                    $   .10       $   .15       $   .25       $   .25
                                                   =======       =======       =======       =======



(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 14, 1997.


(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share for any period presented.


         There is no significant difference between primary and fully diluted net income per common share.


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